Free Writing Prospectus pursuant to Rule 433 dated January 3, 2025 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Value of the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due January 14, 2027

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated January 2, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Coupon observation dates	Coupon payment dates
		April 10, 2025	April 15, 2025
		July 10, 2025	July 15, 2025
		October 10, 2025	October 16, 2025
		January 12, 2026	January 15, 2026
KEY TERMS		April 10, 2026	April 15, 2026
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	July 10, 2026	July 15, 2026
Underlying indexes (each individually, an underlying index):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the Russell 2000® Index (current Bloomberg symbol: “RTY Index”) and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”)	October 12, 2026	October 15, 2026
Pricing date:	expected to price on or about January 10, 2025	January 11, 2027 (valuation date)	January 14, 2027 (stated maturity date)
Original issue date:	expected to be January 15, 2025	Hypothetical Payment Amount At Maturity
Coupon observation dates:	as set forth under “Coupon observation dates” below	The Securities Have Not Been Automatically Called
Coupon payment dates:	as set forth under “Coupon payment dates” below	Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Valuation date:	the last coupon observation date, expected to be January 11, 2027
Stated maturity date:	expected to be January 14, 2027
Automatic call feature:

if, as measured on any call observation date, the index closing value of each underlying index is greater than or equal to its initial index value, your securities will be automatically called and, in addition to the contingent quarterly coupon then due, you will receive $1,000 for each $1,000 principal amount. No payments will be made after the call payment date.

		150.000%	100.000%*
		125.000%	100.000%*
Call observation dates:	each coupon observation date specified in the table below commencing on April 10, 2025 and ending on October 12, 2026	110.000%	100.000%*
		105.000%	100.000%*
Call payment dates:	the coupon payment date immediately after the applicable call observation date	103.000%	100.000%*
Payment at maturity (for each $1,000 stated principal amount of your securities):	• if the final index value of each underlying index is greater than or equal to its downside threshold level, $1,000 plus the final coupon; or • if the final index value of any underlying index is less than its downside threshold level, $1,000 × the worst performing index performance factor	101.000%	100.000%*
		100.000%	100.000%*
		90.000%	100.000%*
		85.000%	100.000%*
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	75.000%	100.000%*
		74.999%	74.999%
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	50.000%	50.000%
		30.000%	30.000%
Downside threshold level:	with respect to each underlying index, 75.00% of such underlying index’s initial index value	25.000%	25.000%
		0.000%	0.000%
Contingent quarterly coupon (set on the pricing date):

subject to the automatic call feature, on each coupon payment date, for each $1,000 of the outstanding principal amount, the company will pay an amount in cash equal to:

•
if the index closing value of each underlying index on the applicable coupon observation date is greater than or equal to its downside threshold level, at least $22.125 per security; or
•
if the index closing value of any underlying index on the applicable coupon observation date is less than its downside threshold level, $0.00
*Does not include the final contingent quarterly coupon

Index performance factor:	with respect to each underlying index, the final index value / the initial index value
Worst performing underlying index:	the underlying index with the lowest index performance factor
Worst performing index performance factor:	the index performance factor of the worst performing underlying index
CUSIP / ISIN:	40058GE23 / US40058GE231
Estimated value range:	$920 to $980 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®. The securities may be automatically called on any call observation date.

Unless previously automatically called, on each coupon observation date (i) if the index closing value of any underlying index is less than its downside threshold level, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value of each underlying index is greater than or equal to its downside threshold level, you will receive on the applicable coupon payment date a contingent quarterly coupon.

Your securities will be automatically called if the index closing value of each underlying index on any call observation date is greater than or equal to its initial index value, resulting in a payment on the applicable call payment date equal to the principal amount of your securities plus the contingent quarterly coupon then due. No payments will be made after the call payment date.

At maturity, if not previously automatically called, (i) if the final index value of each underlying index on the valuation date is greater than or equal to its downside threshold level, you will receive the principal amount of your securities plus the contingent quarterly coupon then due and (ii) if the final index value of any underlying index is less than its downside threshold level, you will not receive a contingent quarterly coupon payment and the payment at maturity will be based on the performance of the underlying index with the lowest index performance factor. Investors will not participate in any appreciation of any underlying index.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and losing a significant portion or all of the principal amount of their securities based on the performance of the worst performing underlying index.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated January 2, 2025
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 42 dated December 18, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 42, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 42, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying indexes to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Quarterly Coupon Does Not Reflect the Actual Performances of the Underlying Indexes from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Indexes
▪
The Payment of the Contingent Quarterly Coupon, If Any, and the Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Receiving No Contingent Quarterly Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You are Exposed to the Market Risk of Each Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Nasdaq-100 Index®

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Securities
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 42:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between each underlying index publisher and the issuer, see “The Underliers — S&P 500® Index”, “The Underliers — Russell 2000® Index” and “The Underliers — Nasdaq-100 Index®” on pages S-124, S-87 and S-65 of the accompanying underlier supplement no. 42, respectively.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.